UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549



SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. )*

Robert Mondavi Corp
(Name of Issuer)

Common Stock - Class A
(Title of Class Securities)


609200100
(CUSIP Number)

December 31, 2003
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

	[X]	Rule 13d-1(b)
	[ ]	Rule 13d-1(c)
	[ ]	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  609200100.

1.
Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
M&G Investment Management Limited

2.
Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
(b)

3.
SEC Use Only

4.
Citizenship or Place of Organization
United Kingdom

5.
Sole Voting Power
898,998

6.
Shared Voting Power
None

7.
Sole Dispositive Power
898,998

8.
Shared Dispositive Power
None

9.
Aggregate Amount Beneficially Owned by Each Reporting Person
898,998

10.
Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
Not Applicable

11.
Percent of Class Represented by Amount in Row (9)
9.10%

12.
Type of Reporting Person (See Instructions)
IA

CUSIP No.  609200100.

1.
Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
Prudential plc

2.
Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
(b)

3.
SEC Use Only

4.
Citizenship or Place of Organization
United Kingdom

5.
Sole Voting Power
8,006

6.
Shared Voting Power
None

7.
Sole Dispositive Power
8,006

8.
Shared Dispositive Power
None

9.
Aggregate Amount Beneficially Owned by Each Reporting Person
8,006

10.
Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
Not Applicable

11.
Percent of Class Represented by Amount in Row (9)
0.08%

12.
Type of Reporting Person (See Instructions)
IA

Item 1.

(a) Name of Issuer:
Robert Mondavi Corp.

(b) Address of Issuer's Principal Executive Offices:
7801 St. Helena Highway
Oakville, CA  94562

Item 2.

(a) Name of Person Filing:
	M&G Investment Management Limited ("M&G")
	Prudential plc

(b) Address of Principal Business Office or, if none, Residence:
	Laurence Pountney Hill, London, England EC4R 0HH    (M&G)
	Laurence Pountney Hill, London, England EC4R 0HH

(c) Citizenship:
United Kingdom (M&G Investment Management Limited)
United Kingdom (Prudential plc)

(d) Title of Class of Securities:
Common Stock - Class A

(e) CUSIP Number:
609200100.

Item 3.	Type of Person:

(e) An investment adviser in accordance with s.240.13d-1(b)(1)(ii)(E)

Item 4.	Ownership (at December 31, 2003)

(a)-(b) Amount beneficially owned and percent of class:

	M&G		898,998	9.10%
	Prudential	8,006		0.08%



(c)	Number of shares as to which the person has:

			Sole		Shared	Sole		Shared
			Voting	Voting	Dispositive	Dispositive
	M&G		898,998	0		898,998	0
	Prudential	8,006		0		8,006		0

Item 5.	Ownership of Five Percent or Less of a Class

		Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

		Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired
	 	the Security Being Reported on By the Parent Holding Company

		Not applicable.

Item 8.	Identification and Classification of Members of the Group

		Not Applicable.

Item 9.	Notice of Dissolution of Group

		Not applicable.

Item 10.	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuers of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 5, 2004
Date

PPM America, Inc.
/s/ Wes Wetherell
	Wes Wetherell
	Vice-President, Deputy General Council
Signature